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                                   EXHIBIT 5.0

[PIPER MARBURY RUDNICK & WOLFE LLP LOGO]


Suite 610, Commerce Executive Park III
1850 Centennial Park Drive
Reston, Virginia  20191-1517
www.piperrudnick.com

PHONE                                                       (703) 391-7100
FAX      (703) 390-5299

                                  March 7, 2000


Net2000 Communication, Inc.
2180 Fox Mill Road
Herndon, Virginia 20171

Ladies and Gentlemen:

         We have acted as counsel to Net2000 Communications, Inc., a Delaware Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 8,748,388 shares of Common Stock, par value $.01 per share, issuable pursuant to the exercise of options granted under the 1997 Equity Incentive Plan and 1999 Stock Incentive Plan (collectively, the "Plan Shares").

         We have examined copies of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, the Plans, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that Plan Shares issuable under the Plans have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement.

                                Very truly yours,

                                /s/ Piper Marbury Rudnick & Wolfe LLP